EXHIBIT 23.11

                       INDEPENDENT ACCOUNTANTS' CONSENT

The Board of Directors
Astound Incorporated

   We consent to the incorporation by reference in the Registration Statement on Form F-4 of Genesys S.A. filed pursuant to Rule 462(b) under the Securities Act of 1933 of our audit report dated May 15, 2000, relating to the consolidated balance sheets of Astound Incorporated as of March 31, 2000 and 1999, and the related consolidated statements of operations and deficit and cash flows for each of the years in the two year period ended March 31, 2000, and to the reference to our firm under the heading "Experts" which report and reference appear in the proxy statement/prospectus that is incorporated by reference in and made a part of the Registration Statement on Form F-4 (no. 333-55392) of Genesys S.A.. Our report includes comments for US readers on Canada-- United States reporting difference that states that the financial statements are affected by conditions and events that cast substantial doubt on the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of the uncertainty.

/s/ KPMG LLP

Mississauga, Canada
March 22, 2001